Exhibit 14(a)
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 5, 2024, with respect to the consolidated financial statements of Blue Owl Technology Finance Corp. II and subsidiaries, incorporated herein by reference, and our report dated November 1, 2024, with respect to the Senior Securities table under the caption “Senior Securities”, included herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.
/s/ KPMG LLP
New York, New York
November 1, 2024